ImmuCell Receives Effectiveness Technical Section Complete Letter From FDA for Mast Out(R)

PORTLAND, ME -- (Marketwire - July 19, 2012) - ImmuCell Corporation (NASDAQ: ICCC) announced today that it received a Technical Section Complete Letter from the FDA relating to its Effectiveness Technical Section submission for Mast Out®, its Nisin-based intramammary treatment of subclinical mastitis in lactating dairy cows. This FDA letter confirms that the regulatory requirements to demonstrate the effectiveness of Mast Out® have been met. Commercial sales of Mast Out® cannot begin until the New Animal Drug Application (NADA) is approved by the Center for Veterinary Medicine, U.S. Food and Drug Administration (FDA).

"Achieving the FDA's approval of our demonstration of the effectiveness of Mast Out® has been a major goal for ImmuCell," commented Michael F. Brigham, President and CEO. "This significant accomplishment by our product development team is a major step in bringing Mast Out® closer to commercialization."

Estimated to cost the U.S. dairy industry approximately $2 billion per year, mastitis (inflammation of the mammary gland) is the most costly and common disease affecting dairy cows. The disease diminishes the saleable quantity and overall value of milk, in addition to causing other herd health and productivity losses. Clinical mastitis results in abnormal milk that cannot be sold. Mast Out® addresses the subclinical mastitis market where milk from infected cows may be sold, but is of lower quality compared to non-mastitic milk. While subclinical mastitis is 15-40 times more prevalent than clinical mastitis, current treatment options are generally viewed as not economically viable due to the requirement to discard milk from animals treated with traditional antibiotics in order to address certain human food safety concerns. The discard period covers the duration of treatment and extends from 36 to 96 hours after last treatment, depending on the antibiotic. On average, a cow produces approximately 80 pounds of milk per day. While milk prices vary significantly, at an average value of $15 per 100 pounds, a cow produces approximately $12 worth of milk per day. Milk discard costs, ranging from approximately $40 to $100 per treated animal, are a significant barrier to the routine treatment of subclinical mastitis.

The FDA has granted Mast Out® zero milk discard and zero meat withhold claims. This creates a significant economic benefit to dairy producers by allowing them to sell milk while a cow is being treated. No other intramammary mastitis treatment can claim this no-discard status. This unique product feature would be a significant competitive advantage over traditional antibiotics on the market today, all of which are sold subject to milk discard and meat withhold label restrictions as required under the Human Food Safety Regulations. ImmuCell expects to complete the Human Food Safety Technical Section in the fourth quarter of 2012, after transferring its milk testing method for Nisin to FDA labs.

Earlier during the product development effort, the FDA issued a Complete Letter relating to the Environmental Technical Section. Two recent regulatory achievements relating to the NADA for Mast Out® include: 1) receipt from the FDA of the Target Animal Safety Technical Section Complete Letter (covering FDA requirements for product safety in cows) and 2) submission to the FDA of the Chemistry, Manufacturing and Controls (CMC) Technical Section (covering FDA requirements for manufacturing).

"The final phase of this product development program relates primarily to manufacturing objectives and obtaining approval of the CMC Technical Section for commercial scale production," commented Dr. Joseph H. Crabb, VP, Chief Scientific Officer and Chairman of the Board of Directors. "We are aggressively pursuing arrangements to secure commercial manufacturing capabilities and a marketing partner."

The FDA is committed to addressing a public health concern that the overuse of antibiotics in livestock may contribute to the rising problem of bacterial drug resistance, undermining the effectiveness of drugs to combat human illnesses. New regulations in the U.S. and Europe are aimed at restricting the use of certain traditional antibiotics and at improving milk quality. This current environment could be favorable to the market launch of a product like Mast Out®.

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our website, (http://www.immucell.com).

Forward-Looking Statement Disclaimer
The foregoing press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause the Company's future results to differ materially from those described in the forward-looking statements, together with other risk factors, are detailed from time to time in filings made with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Forward-looking statements are based on our current information and expectations. Actual results may differ materially due to various factors, including those risks.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106